As Filed With the Securities and Exchange Commission on November 2, 2010
Registration No.  333-____________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C.  20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

POWERWAVE TECHNOLOGIES, INC.
(Exact name of Registrant as specified in its charter)

Delaware	11-2723423
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1801 E. St. Andrew Place
Santa Ana, California 92705
 (Address, including zip code, and telephone number, including area code of registrant’s principal executive offices)
____________________________

EXTENDED AND RESTATED 1996 EMPLOYEE STOCK PURCHASE PLAN
(Full title of the plan)
____________________________

Ronald J. Buschur
President and Chief Executive Officer
Powerwave Technologies, Inc.
1801 E. St. Andrew Place
Santa Ana, California 92705
(714) 466-1000
 (Name, address, including zip code, and telephone number, including area code of agent for service)

Copies to:
Mark L. Skaist, Esq.
Stradling Yocca Carlson & Rauth
660 Newport Center Drive, Suite 1600
Newport Beach, California 92660
(949) 725-4000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one):

Large accelerated filer  ☐                                                                        Accelerated filer  ☑                                   Non-accelerated filer  ☐                                           Smaller reporting company  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)(2)	Proposed Maximum Offering Price Per Share(3)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.0001 par value	5,000,000 shares	$2.19	$10,950,000	$780.74

(1)  Includes an indeterminate number of additional shares which may be necessary to adjust the number of shares issued pursuant to the Plan as the result of any future stock split, stock dividend or similar adjustment of the Registrant’s outstanding Common Stock.

(2)  This amount represents the additional shares of Common Stock eligible to be issued under the Registrant’s Extended and Restated 1996 Employee Stock Purchase Plan (as amended from time to time, the “Plan”).  An aggregate of 2,039,652 shares of Common Stock available for issuance under the Plan were previously registered pursuant to Registration Statements on Form S-8 filed with the Securities and Exchange Commission (the “Commission”) on December 18, 2007 for an aggregate of 539,652 shares of Common Stock (Registration No. 333-148139) and on November 7, 2008 for an aggregate of 1,500,000 shares of Common Stock (Registration No. 333-155197).

(3)  Estimated solely for the purpose of calculating the registration fee, in accordance with Rule 457(h) under the Securities Act of 1933, as amended (the “Securities Act”), on the basis of the price of securities of the same class, as determined in accordance with Rule 457(c) of the Securities Act, using the average of the high and low price reported by The Nasdaq Global Select Market for the Registrant’s Common Stock on November 1, 2010, which was $2.19.

EXPLANATORY NOTE

This Registration Statement has been prepared in accordance with General Instruction E to Form S-8 and relates to an increase of 5,000,000 shares of Common Stock of Powerwave Technologies, Inc. (the “Registrant”), $0.0001 par value per share, reserved for issuance under the Registrant’s Extended and Restated 1996 Employee Stock Purchase Plan (the “Plan”).  On August 10, 2010, the Registrant amended the Plan to increase the aggregate number of shares of Common Stock authorized for issuance under the Plan to 6,890,953 shares.  2,039,652 shares of the Common Stock have previously been registered for issuance under the Plan pursuant to Registration Statements on Form S-8 filed with the Commission on December 18, 2007 (Registration No. 333-148139) and November 7, 2008 (Registration No. 333-155197).  Of the 2,039,652 share amount, 1,711,826 shares have previously been issued under the Plan and 327,826 shares remain available for issuance under the Plan.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information required by Part I of this Registration Statement on Form S-8 (the “Registration Statement”) is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act.  The documents containing the information specified in Part I will be delivered to the individuals who participate in the Plan covered by this Registration Statement as required by Rule 428(b)(1), and are not being filed with or included in this Registration Statement.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The documents listed below have been filed by the Registrant (referred to herein as the “Company,” “we,” “us” or “our”) with the Commission and are incorporated herein by reference:

(a)           our Annual Report on Form 10-K/A (Amendment No.1) and the Form 10-K/A (Amendment No. 2), as filed with the Commission on March 4, 2010 and April 30, 2010, respectively;

(b)           our Quarterly Reports on Form 10-Q for the quarterly period ended April 4, 2010, July 4, 2010 and October 3, 2010 as filed with the Commission on May 6, 2010, August 4, 2010 and November 2, 2010 respectively;

(c)           our Current Reports on Form 8-K, as filed with the Commission on January 7, 2010, February 4, 2010, February 5, 2010, March 1, 2010, March 11, 2010, April 6, 2010, May 3, 2010, May 4, 2010, August 3, 2010 (two Current Reports filed on this date), October 7, 2010, October 28, 2010 and October 29, 2010;

(d)           all other reports filed by us pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the fiscal year covered by the Annual Report on Form 10-K referred to in (a) above; and

(e)           the description of our common stock contained in our registration statement on Form 8-A12G, as filed with the Commission on October 9, 1996, including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all of such securities then remaining unsold, shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing of such documents, except as to any portion of any future annual or quarterly report to stockholders or document that is not deemed filed under such provisions.  For the purposes of this Registration Statement, any statement in a document incorporated by reference shall be deemed to be modified or superseded to the extent that a statement contained in this Registration Statement modifies or supersedes a statement in such document.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement. Unless specifically stated otherwise, none of the information that we disclose under Items 2.02 or 7.01 in our Current Reports on Form 8-K, nor any exhibits relating to such information, furnished to the Commission prior to, on or subsequent to the date of this Registration Statement will be deemed to be incorporated by reference into, or otherwise included in, this Registration Statement.

Item 4.  Description of Securities.

Not applicable.

Item 5.  Interests of Named Experts and Counsel.

Not applicable.

Item 6.  Indemnification of Directors and Officers.

Section 145(a) of the Delaware General Corporation Law (“DGCL”) provides that a Delaware corporation may indemnify any person who was or is, or is threatened to be made, a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as an officer, director, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was illegal. With respect to derivative actions, Section 145(b) of the DGCL provides in relevant part that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person was or is a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper. Section 145(c) of the DGCL provides that where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses (including attorneys’ fees) which such officer or director has actually and reasonably incurred.

Our restated certificate of incorporation, as amended, limits, to the fullest extent permitted by Delaware law, the personal liability of directors for monetary damages for breach of their fiduciary duties as a director. In addition, our amended and restated bylaws provide that we shall indemnify our officers and directors.

We have entered into indemnification agreements with our directors and certain executive officers which provide indemnification under certain circumstances for acts and omissions in the course of their employment with us.

Item 7.  Exemption from Registration Claimed.

Not applicable.

Item 8.  Exhibits.

The following exhibits are filed as part of this Registration Statement:

Exhibit Number	Description
4.1
Amended and Restated Certificate of Incorporation of the Company as amended through April 27, 2004  (incorporated by reference to Exhibit 3.1 to the Company’s Form 10-K filed with the Commission on March 2, 2009).

4.2	Amended and Restated Bylaws of the Company as amended through November 1, 2007 (incorporated by reference to Exhibit 3.2 of the Company’s Form 10-K filed with the Commission on March 2, 2009).

4.3
Certificate of Designation of Rights, Preferences and Privileges of Series A Junior Participating Preferred Stock of Powerwave Technologies, Inc. (incorporated herein by reference to Exhibit 2.1 to the Company's Form 8-A dated June 4, 2001).

4.4
Stockholders’ Agreement, dated October 10, 1995, among the Company and certain stockholders
(incorporated by reference to Exhibit 4.1 to the Company’s Registration Statement on Form S-1 (File No. 333-13679) as filed with the Commission on October 8, 1996).

4.4.1	Amendment to Stockholders Agreement (incorporated by reference to Exhibit 4.2 to the Company’s Registration Statement on Form S-1 (File No. 333-13679) as filed with the Commission on October 8, 1996).

4.5
Rights Agreement, dated as of June 1, 2001, between Powerwave Technologies, Inc. and Computershare Trust Company, N.A. (successor rights agent to U.S. Stock Transfer Corporation), as rights agent, which includes: as Exhibit A thereto the form of Certificate of Designation for the Series A Junior Participating Preferred Stock, as Exhibit B thereto the Form of Rights Certificate, and as Exhibit C thereto a Summary of Rights to Purchase Preferred Shares (incorporated herein by reference to Exhibit 2.1 to Company’s Form 8-A12G dated June 4, 2001).

4.5.1
First Amendment to Rights Agreement, dated June 19, 2003, between Powerwave Technologies, Inc. and Computershare Trust Company, N.A. (successor rights agent to U.S. Stock Transfer Corporation), as rights agent, (incorporated by reference to Exhibit 2 of the Company’s Form 8-A12G/A as filed with the Commission on July 10, 2003).

4.5.2
Second Amendment to Rights Agreement, dated September 29, 2006, between Powerwave Technologies, Inc. and Computershare Trust Company, N.A. (successor rights agent to U.S. Stock Transfer Corporation), as rights agent, (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the Commission on September 29, 2006).

4.5.3
Third Amendment to Rights Agreement, dated October 4, 2010, between Powerwave Technologies, Inc. and Computershare Trust Company, N.A. (successor rights agent to U.S. Stock Transfer Corporation), as rights agent, (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the Commission on October 7, 2010).

4.6
Indenture, dated as of November 10, 2004, between Powerwave Technologies, Inc. and Deutsche Bank Trust Company Americas, as trustee (incorporated by reference to Exhibit 4.1 of the Company’s Current Report on Form 8-K filed with the Commission on November 10, 2004).

4.7
Registration Rights Agreement, dated as of November 10, 2004, between Powerwave Technologies, Inc. and Deutsche Bank Securities Inc. (incorporated by reference to Exhibit 4.2 of the Company’s Current Report on Form 8-K filed with the Commission on November 10, 2004).

4.8	Form of Global 1.875% Convertible Subordinated Note due 2024 (included in Exhibit 4.6).

4.9
Indenture, dated September 24, 2007, between Powerwave Technologies, Inc. and Deutsche Bank Trust Company America (incorporated by reference to Exhibit 4.1 of the Company’s Current Report on Form 8-K filed with the Commission on September 24, 2007).

4.10
Registration Rights Agreement, dated September 24, 2007, between the Company and Deutsche Bank Securities, Inc. (incorporated by reference to Exhibit 4.2 of the Company’s Current Report on Form 8-K filed with the Commission on September 24, 2007).

4.11	Form of Global 3.875% Convertible Subordinated Note due 2027 (incorporated by reference to Exhibit 4.3 of the Company’s Current Report on Form 8-K filed with the Commission on September 24, 2007).

5.1	Opinion of Stradling Yocca Carlson & Rauth, a Professional Corporation.

23.1	Consent of Independent Registered Public Accounting Firm.
24.1	Power of Attorney (included in signature page.)

Item 9.  Undertakings.

(a)           The undersigned registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)           To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.  Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)           To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)           That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act), that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Ana, State of California, on November 2, 2010.

                          POWERWAVE TECHNOLOGIES, INC.

By:	/s/ Ronald J. Buschur
Ronald J. Buschur
President and Chief Executive Officer

POWER OF ATTORNEY

We, the undersigned directors and officers of Powerwave Technologies, Inc., do hereby constitute and appoint Ronald J. Buschur and Kevin T. Michaels, our true and lawful attorneys and agents, to do any and all acts and things in our name and behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said corporation to comply with the Securities Act and any rules, regulations, and requirements of the Commission, in connection with this Registration Statement, including specifically, but without limitation, power and authority to sign for us or any of us in our names and in the capacities indicated below, any and all amendments (including post-effective amendments) to this Registration Statement and we do hereby ratify and confirm all that the said attorneys and agents, or either of them shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Ronald J. Buschur	President, Chief Executive Officer and Director (Principal Executive Officer)	November 2, 2010
Ronald J. Buschur
/s/ Kevin T. Michaels	Chief Financial Officer and Secretary (Principal Financial Officer and Principal Accounting Officer)	November 2, 2010
Kevin T. Michaels
/s/ Carl W. Neun	Chairman of the Board	November 2, 2010
Carl W. Neun
/s/ Moiz M. Beguwala	Director	November 2, 2010
Moiz M. Beguwala
/s/ Ken J. Bradley	Director	November 2, 2010
Ken J. Bradley
/s/ John L. Clendenin	Director	November 2, 2010
John L. Clendenin
/s/ David L. George	Director	November 2, 2010
David L. George
/s/ Eugene L. Goda	Director	November 2, 2010
Eugene L. Goda

EXHIBIT INDEX

Exhibit Number	Description
4.1
Amended and Restated Certificate of Incorporation of the Company as amended through April 27, 2004  (incorporated by reference to Exhibit 3.1 to the Company’s Form 10-K filed with the Commission on March 2, 2009).

4.2	Amended and Restated Bylaws of the Company as amended through November 1, 2007 (incorporated by reference to Exhibit 3.2 of the Company’s Form 10-K filed with the Commission on March 2, 2009).

4.3
Certificate of Designation of Rights, Preferences and Privileges of Series A Junior Participating Preferred Stock of Powerwave Technologies, Inc. (incorporated herein by reference to Exhibit 2.1 to the Company's Form 8-A dated June 4, 2001).

4.4
Stockholders’ Agreement, dated October 10, 1995, among the Company and certain stockholders
(incorporated by reference to Exhibit 4.1 to the Company’s Registration Statement on Form S-1 (File No. 333-13679) as filed with the Commission on October 8, 1996).

4.4.1	Amendment to Stockholders Agreement (incorporated by reference to Exhibit 4.2 to the Company’s Registration Statement on Form S-1 (File No. 333-13679) as filed with the Commission on October 8, 1996).

4.5
Rights Agreement, dated as of June 1, 2001, between Powerwave Technologies, Inc. and Computershare Trust Company, N.A. (successor rights agent to U.S. Stock Transfer Corporation), as rights agent, which includes: as Exhibit A thereto the form of Certificate of Designation for the Series A Junior Participating Preferred Stock, as Exhibit B thereto the Form of Rights Certificate, and as Exhibit C thereto a Summary of Rights to Purchase Preferred Shares (incorporated herein by reference to Exhibit 2.1 to Company’s Form 8-A12G dated June 4, 2001).

4.5.1
First Amendment to Rights Agreement, dated June 19, 2003, between Powerwave Technologies, Inc. and Computershare Trust Company, N.A. (successor rights agent to U.S. Stock Transfer Corporation), as rights agent, (incorporated by reference to Exhibit 2 of the Company’s Form 8-A12G/A as filed with the Commission on July 10, 2003).

4.5.2
Second Amendment to Rights Agreement, dated September 29, 2006, between Powerwave Technologies, Inc. and Computershare Trust Company, N.A. (successor rights agent to U.S. Stock Transfer Corporation), as rights agent, (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the Commission on September 29, 2006).

4.5.3
Third Amendment to Rights Agreement, dated October 4, 2010, between Powerwave Technologies, Inc. and Computershare Trust Company, N.A. (successor rights agent to U.S. Stock Transfer Corporation), as rights agent, (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the Commission on October 7, 2010).

4.6
Indenture, dated as of November 10, 2004, between Powerwave Technologies, Inc. and Deutsche Bank Trust Company Americas, as trustee (incorporated by reference to Exhibit 4.1 of the Company’s Current Report on Form 8-K filed with the Commission on November 10, 2004).

4.7
Registration Rights Agreement, dated as of November 10, 2004, between Powerwave Technologies, Inc. and Deutsche Bank Securities Inc. (incorporated by reference to Exhibit 4.2 of the Company’s Current Report on Form 8-K filed with the Commission on November 10, 2004).

4.8	Form of Global 1.875% Convertible Subordinated Note due 2024 (included in Exhibit 4.6).

4.9
Indenture, dated September 24, 2007, between Powerwave Technologies, Inc. and Deutsche Bank Trust Company America (incorporated by reference to Exhibit 4.1 of the Company’s Current Report on Form 8-K filed with the Commission on September 24, 2007).

4.10
Registration Rights Agreement, dated September 24, 2007, between the Company and Deutsche Bank Securities, Inc. (incorporated by reference to Exhibit 4.2 of the Company’s Current Report on Form 8-K filed with the Commission on September 24, 2007).

4.11	Form of Global 3.875% Convertible Subordinated Note due 2027 (incorporated by reference to Exhibit 4.3 of the Company’s Current Report on Form 8-K filed with the Commission on September 24, 2007).

5.1	Opinion of Stradling Yocca Carlson & Rauth, a Professional Corporation.

23.1	Consent of Independent Registered Public Accounting Firm.